NationsBank Corporation and Subsidiaries                           Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
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(Dollars in Millions)

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                                                  Three Months                           Year Ended December 31
                                                     Ended        --------------------------------------------------------------
                                                 March 31,1997       1996          1995        1994         1993          1992
                                                --------------------------------------------------------------------------------
Excluding Interest on Deposits
------------------------------
Income before taxes                                  $1,108         $3,634        $2,991      $2,555       $1,991        $1,396
Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries                          0              2            (7)         (3)          (5)           (1)
Fixed charges:
     Interest expense (including
       capitalized interest)                          1,075          4,125         4,480       2,896        1,421           916
     Amortization of debt discount and
       appropriate issuance costs                         4             20            12           8            6             3
     1/3 of net rent expense                             35            126           125         114           96            91
                                                    ------------------------------------------------------------------------------
        Total fixed charges                           1,114          4,271         4,617       3,018        1,523         1,010
Preferred dividend requirements                           7             22            13          15           16            29
Earnings (excluding capitalized interest)            $2,222         $7,907        $7,601      $5,570       $3,509        $2,398
                                                    ==============================================================================
Fixed charges                                        $1,121         $4,293        $4,630      $3,033       $1,539        $1,039
                                                    ==============================================================================
Ratio of earnings to fixed charges                     1.98           1.84          1.64        1.84         2.28          2.31

Including Interest on Deposits
------------------------------
Income before taxes                                  $1,108         $3,634        $2,991      $2,555       $1,991        $1,396
Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries                          0              2            (7)         (3)          (5)           (1)
Fixed charges:
Interest expense (including
  capitalized interest)                               2,073          7,447         7,761       5,310        3,570         3,688
Amortization of debt discount and
  appropriate issuance costs                              4             20            12           8            6             3
1/3 of net rent expense                                  35            126           125         114           96            91
                                                    ------------------------------------------------------------------------------
        Total fixed charges                           2,112          7,593         7,898       5,432        3,672         3,782
Preferred dividend requirements                           7             22            13          15           16            29
Earnings (excluding capitalized interest)            $3,220        $11,229       $10,882      $7,984       $5,658        $5,170
                                                    ==============================================================================
Fixed charges                                        $2,119         $7,615        $7,911      $5,447       $3,688        $3,811
                                                    ==============================================================================
Ratio of Earnings to Fixed Charges                     1.52           1.47          1.38        1.47         1.53          1.36


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